================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CERADYNE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                     [LOGO OF CERADYNE, INC. APPEARS HERE]

                              3169 Redhill Avenue
                         Costa Mesa, California 92626

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held July 28, 2000

                               ----------------

  The Annual Meeting of Stockholders of Ceradyne, Inc., a Delaware corporation (the "Company") will be held at the Radisson Hotel, 4545 MacArthur Blvd., Newport Beach, CA 92660, on Friday, July 28, 2000, at 10:00 a.m. local time, for the following purposes, all as set forth in the attached Proxy Statement.

    1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and have qualified.

    2. To approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 650,000 shares to 800,000 shares.

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors intends to present for election as directors the nominees named in the accompanying Proxy Statement, whose names are incorporated herein by reference.

  In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on May 25, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

  Stockholders are cordially invited to attend the meeting in person. However, even if you do plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it without delay in the enclosed postage paid envelope. If you do attend the meeting, you may withdraw your proxy and vote personally on each matter brought before the meeting.

                                           By Order of the Board of Directors

                                                     Howard F. George
                                                         Secretary

Costa Mesa, California
June 12, 2000

                     [LOGO OF CERADYNE, INC. APPEARS HERE]

                              3169 Redhill Avenue
                         Costa Mesa, California 92626

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held July 28, 2000

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy on behalf of the Board of Directors of Ceradyne, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, July 28, 2000, and at any adjournments thereof. It is anticipated that this Proxy Statement and the enclosed form of proxy will be first mailed to stockholders on or about June 12, 2000.

  The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. As of the date of this statement, the Board of Directors knows of no other business which will be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

  Stockholders are requested to date, sign and return the enclosed proxy to make certain that their shares will be voted at the meeting. Any proxy given may be revoked by the stockholder at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by filing with him a proxy bearing a later date, or by attendance at the meeting and voting in person. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are specified, proxies will be voted FOR the election as directors of the seven nominees below, and FOR approval of Proposal 2.

                        VOTING SHARES AND VOTING RIGHTS

  The close of business on May 25, 2000 has been fixed as the record date for stockholders entitled to notice of and to vote at the meeting. As of that date, there were 8,169,138 shares of Common Stock of the Company outstanding and entitled to vote, the holders of which are entitled to one vote per share. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business.

  In the election of directors, a stockholder may cumulate his or her votes for one or more candidates, but only if such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for the candidates in nomination. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the stockholder thinks fit. The seven candidates receiving the highest number of affirmative votes will be elected. If no such notice is given, there will be no cumulative voting, which means a simple majority of the shares voting may elect all of the directors.

  Proxies marked "withheld" as to any director and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, proxies marked "withheld" and broker non-votes have no legal effect on the election of directors under Delaware law. Proxies marked "abstain" as to a particular proposal will be counted in the tabulation of the votes cast, and will have the same effect as a vote "against" that proposal. Broker non-votes will not be counted in determining the total number of votes cast on Proposal 2 and, therefore, will have no effect on whether that proposal is approved.

  The following table sets forth information as of May 25, 2000, regarding the beneficial ownership of the common stock of the Company by (i) each person or group known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the directors and nominees for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current executive officers and directors of the Company as a group.

                                                Amount and
                                                Nature of                    Percent
                                                Beneficial                     of
     Name of Beneficial Owner                  Ownership(1)                   Class
     ------------------------                  ------------                  -------
     Joel P. Moskowitz                          1,163,110                     14.4%
      3169 Redhill Avenue
      Costa Mesa, CA 92626
     Ford Motor Company                         1,207,299                     14.9%
      The American Road
      Dearborn, MI 48121                          544,900(2)                   6.7%
     Dimensional Fund Advisors, Inc.
      1299 Ocean Ave., 11th Floor
      Santa Monica, CA 90401
     Leonard M. Allenstein                        117,000(3)                   1.4%
     Richard A. Alliegro                           26,500(4)                     *
     Dr. Peter Beardmore                               --                       --
     Paul N. Blumberg                                  --                       --
     Earl E. Conabee                               31,184(5)                     *
     Gerhart D. DeBoer                                 --                       --
     Frank Edelstein                               47,400(6)                     *
     Wilford D. Godbold, Jr.                           --                       --
     Donald A. Kenagy                              19,195(7)                     *
     Melvin A. Shader                              30,000                        *
     Milton L. Lohr                                27,000(8)                     *
     David P. Reed                                 64,067(9)                     *
     Howard F. George                              21,557(10)                    *
     All current executive
      officers and directors as a
      group (14 persons as listed
      above)                                    1,547,013(11)                 19.4%

--------
 *  Less than 1%
(1) Except as otherwise noted, the beneficial owners have sole voting and investment powers with respect to the shares indicated, subject to community property laws where applicable.
(2) Based on information contained in a statement on Schedule 13G dated February 14, 2000, as filed with the Securities and Exchange Commission. As stated in such Schedule 13G, all shares are held on behalf of advisory clients of Dimensional Fund Advisors, Inc., which disclaims beneficial ownership of such shares.
(3) Includes 27,000 shares subject to options held by Mr. Allenstein which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(4) Includes 22,000 shares subject to options held by Mr. Alliegro which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(5) Includes 2,400 shares subject to options held by Mr. Conabee which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(6) Includes 29,500 shares subject to options held by Mr. Edelstein which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(7) Includes 8,400 shares subject to options held by Mr. Kenagy which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(8) Includes 27,000 shares subject to options held by Mr. Lohr which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(9) Includes 43,100 shares subject to options held by Mr. Reed which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(10) Includes 21,000 shares subject to options held by Mr. George which are currently exercisable or will become exercisable within 60 days of May 25, 2000.
(11) Includes 180,400 shares subject to options which are currently exercisable or will become exercisable within 60 days of May 25, 2000.

                             ELECTION OF DIRECTORS

                                 (Proposal 1)

  In accordance with the bylaws of the Company, the number of directors constituting the Board of Directors is currently fixed at seven. All seven directors are to be elected at the 2000 Annual Meeting and will hold office until the 2001 Annual Meeting and until their respective successors are elected and have qualified. It is intended that the persons named in the enclosed proxy will, unless such authority is withheld, vote for the election of the seven nominees proposed by the Board of Directors. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. All of the nominees named below have consented to being named herein and to serve if elected.

  Set forth below are the names and ages of the nominees for election to the Board of Directors, the present position with the Company of each nominee, the year each nominee was first elected a director of the Company, the principal occupation of each nominee, directorships held with other public companies, and additional biographical data. The beneficial ownership of the Company's Common Stock by each of the nominees as of May 25, 2000 is set forth in the table under "Voting Shares and Voting Rights" above.

                                                                  Year First
                                                                   Elected
         Name            Age  Present Position With the Company    Director
         ----            ---  ---------------------------------   ----------
Joel P. Moskowitz         61 Chairman of the Board, President and
                              Chief Executive Officer                1967
Leonard M. Allenstein     61 Director                                1983
Richard A. Alliegro       69 Director                                1992
Paul N. Blumberg          56
Frank Edelstein           74 Director                                1984
Wilford D. Godbold, Jr.   62
Milton L. Lohr            74 Director                                1986

  Joel P. Moskowitz co-founded the Company's predecessor in 1967. He served as President of the Company from 1974 until January 1987, and from September 1987 to the present. Mr. Moskowitz also serves as Chairman of the Board and Chief Executive Officer of the Company, which positions he has held since 1983.
Mr. Moskowitz currently serves on the Board of Trustees of Alfred University. Mr. Moskowitz obtained a B.S. in Ceramic Engineering from Alfred University in 1961 and an M.B.A. from the University of Southern California in 1966.

  Leonard M. Allenstein has served on the Board of Directors of the Company since 1983. Mr. Allenstein has been a private investor and businessman for more than the past five years. From 1978 until December 1986, Mr. Allenstein was a founder and general partner of Bristol Restaurants, which owns and operates restaurants in the Southern California area.

  Richard A. Alliegro has served on the Board of Directors of the Company since 1992. Mr. Alliegro retired from Norton Company in 1990 after 33 years, where his last position was Vice President, Refractories and Wear, for Norton's Advanced Ceramics operation. He served as President of Lanxide Manufacturing Co., a subsidiary of Lanxide Corporation, from May 1990 to February 1993. Mr. Alliegro currently is the owner of AllTec Consulting, Inc., a ceramic technology consulting firm. Mr. Alliegro obtained B.S. and M.S. degrees in Ceramic Engineering from Alfred University in 1951 and 1952, respectively, and serves as a member of the Board of Trustees of that university.

  Dr. Paul N. Blumberg is a new nominee for the Board of Directors of the Company. Since 1999, Dr. Blumberg has held the position of Director in Research and Vehicle Technology at Ford Motor Company. From 1994 to 1999, he was Director of Product Development Systems at Ford Motor Company. From 1982 to 1994, he was President and Principal Engineer at Ricardo North America Inc., a contract engineering firm specializing in internal combustion engines and in engine driven systems. Dr. Blumberg obtained B.S. and M.S. degrees in Chemical Engineering from the Massachusetts Institute of Technology and a Ph.D. in Chemical Engineering from the University of Michigan.

  Frank Edelstein has served on the Board of Directors of the Company since 1984. Mr. Edelstein has been a Vice President of Stone Creek Capital, Inc., an investment banking firm, since November 1986. From 1979 to November 1986, he was Chairman of the Board of International Central Bank & Trust Company, which was acquired by Continental Insurance Co. in July 1983. Mr. Edelstein is currently a director of Arkansas Best Corp. and IHOP Corp.

  Wilford D. Godbold, Jr. is a new nominee for the Board of Directors of the Company. Mr. Godbold is currently a private investor. From 1982 to 1998, Mr. Godbold was employed by Zero Corporation, a manufacturer of packaging systems for the electronics industry, where he served as President and Chief Executive Officer from 1984 to 1998. From 1966 to 1982, he was engaged in the private practice of law with Gibson Dunn & Crutcher, specializing in mergers and acquisitions, corporate finance and general corporate law. Mr. Godbold holds an A.B. degree in Political Science from Stanford University, and a J.D. from UCLA Law School. Mr. Godbold is a director of Sempra Energy and K2, Inc.

  Milton L. Lohr served as a director of the Company from 1986 until October 1988, when he resigned to accept a position as Deputy Undersecretary of Defense for Acquisitions. He held that position until May 1989 and was re-elected as a director of the Company in July 1989. Mr. Lohr is currently a partner of L. F. Global Investments, LLC, a San Diego based financial institution with activities in money management funds, venture capital and asset management coupons. He served as the first Deputy Under Secretary of Defense for Acquisition in both the Reagan and Bush administrations, with responsibility to assist in overseeing the Department of Defense's major acquisition programs as well as exercising oversight of international programs and U.S. Arms Control Compliance activities. He also served as U.S. Acquisition Representative to the NATO Conference of National Armament Directors and provided leadership guiding U.S. armament cooperative programs, and in developing and establishing policy initiatives aimed at promoting cooperation on major weapon systems and technology among the NATO Allies. He also served on the Four Power Group with members from the UK, France, Germany and the U.S. Mr. Lohr previously held the position of President of Defense Development Corporation, a defense-related research and development company, from 1990 to 1993. Mr. Lohr also held the position of Senior Vice President of Titan Systems, a defense-related research and development company, from 1986 to 1988, and was founder and CEO of Defense Research Corporation, a defense consulting firm, from 1983 to 1986. Mr. Lohr served from 1969 to 1983 as Executive Vice-President of Flight Systems, Inc., a firm engaged in aerospace and electronic warfare systems. Mr. Lohr has over thirty-five years experience in government positions and aerospace and defense management.

  Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Company has agreed to nominate a representative of Ford Motor

Company for election as a director pursuant to an agreement made in March 1986, pursuant to which agreement Ford acquired a total of 1,207,299 shares of the Company's Common Stock. Joel P. Moskowitz and members of his family have agreed to vote a portion of their shares of the Company's Common Stock, if necessary, for the election of Ford's nominee. Dr. Paul N. Blumberg is Ford's current representative.

Information Regarding the Board of Directors and its Committees

  The Board of Directors of the Company held four meetings during 1999. Each director attended at least 75% of the aggregate of all meetings of the Board and its committees on which he served during 1999.

  The Board of Directors has established Audit, Compensation and Stock Option Committees. The Audit Committee meets with the Company's independent accountants to review the Company's financial condition and internal accounting controls. This committee, which is composed of Messrs. Beardmore, Edelstein, Shader and Lohr met twice during 1999. The Compensation Committee's function is to review and make recommendations to the Board regarding executive officers' compensation. This committee, which is composed of Messrs. Beardmore, Edelstein, Alliegro, Shader and Lohr, met once during 1999. The Stock Option Committee is composed of Mr. Moskowitz and Dr. Beardmore. This committee, which acted by written consent four times during 1999, administers the Company's 1983 Stock Option Plan, the company's 1994 Stock Incentive Plan, and the 1995 Employee Stock Purchase Plan. The Company does not have a standing nominating committee.

  Directors are paid fees for their services on the Board of Directors in such amounts as are determined from time to time by the Board. During 1999, a fee of $500 per month plus $1,000 for each Board meeting attended was paid to each non-employee director, other than the Ford representative, Dr. Beardmore, who did not receive a fee.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table shows certain information concerning the compensation of the Chief Executive Officer and the five other most highly compensated executive officers of the Company whose aggregate compensation for services in all capacities rendered during the year ended December 31, 1999 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                        Annual       Long Term
                                     Compensation   Compensation
                                   ---------------- ------------
                                                     Securities
                                                     Underlying
                                                      Options
   Name and                                            (# of
   Principal Position         Year  Salary   Bonus    Shares)
   ------------------         ---- -------- ------- ------------
   Joel P. Moskowitz          1999 $240,085 $16,027       --
     Chairman of the Board,   1998  228,191     --        --
     Chief Executive Officer  1997  212,988  19,976       --
     and President

   David P. Reed              1999 $132,919     --     10,000
     Vice President           1998  121,295     --     10,000
                              1997  118,056 $24,594    13,500

   Howard F. George           1999 $104,327     --        --
     Vice President           1998  101,062     --      5,000
                              1997   94,300   6,210       --

   Earl E. Conabee            1999 $106,872     --        --
     Vice President           1998  101,220     --      4,000
                              1997   96,731     --      2,000

   Donald A. Kenagy           1999 $108,350     --      5,000
     Vice President           1998  103,142     --      4,000
                              1997   98,411     --      2,000

   Gerhart D. DeBoer(1)       1999 $106,068 $11,000     5,000
     Vice President           1998  102,270     --      5,000
                              1997   36,705     --     20,000

--------
(1)Mr. DeBoer's employment with the Company commenced in September 1997.

Employment Agreement

  In July 1994, the Company entered into a five-year employment agreement with Mr. Moskowitz, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The employment agreement was amended on May 3, 1999 to extend the term for two years, to July 2001. Effective February 23, 2000, Mr. Moskowitz' base salary under this agreement was increased to $259,000 per year. Under the agreement, if Mr. Moskowitz' employment is terminated by the Company (other than as a result of death, incapacity or for "good cause" as defined in the agreement) or if Mr. Moskowitz elects to resign for "good reason" (as defined in the agreement), Mr. Moskowitz will be entitled to receive severance pay in an amount equal to his annual base salary, at the rate in effect on the date of termination, payable on normal pay dates for the remainder of the term of the agreement. "Good reason" includes a "change in control" of the

Company, a removal of Mr. Moskowitz from any of his current positions with the Company without his consent, or a material change in Mr. Moskowitz' duties, responsibilities or status without his consent. A "change in control" of the Company shall be deemed to occur if (1) there is a consolidation or merger of the Company where the Company is not the surviving corporation and the shareholders prior to such transaction do not continue to own at least 80% of the common stock of the surviving corporation, (2) there is a sale of all, or substantially all, of the assets of the Company, (3) the stockholders approve a plan for the liquidation or dissolution of the Company, (4) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the Company's outstanding Common Stock or (5) if specified changes in the composition of the Company's Board of Directors occur.

Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1999. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                                                                       Potential Realizable
                                                                      Value at Assumed Annual
                                    Percent of                         Rates of Stock Price
                                   Total Options                      Appreciation for Option
Name               Options Granted  Granted to   Exercise                     Term(2)
----                    (# of      Employees in    Price   Expiration ------------------------
                     Shares)(1)     Fiscal Year  ($/Share)    Date      5% ($)      10% ($)
                   --------------- ------------- --------- ---------- ----------- ------------
Joel P. Moskowitz         --            --           --         --            --          --
David P. Reed           5,000           4.3%      $3.250    1/08/09       $10,220     $25,898
                        5,000           4.3%       3.531    9/23/09        11,103      28,138
Howard F. George          --            --           --         --            --          --
Earl E. Conabee           --            --           --         --            --          --
Donald A. Kenagy        5,000           4.3%       3.250    1/08/09        10,220      25,898
Gerhart D. DeBoer       5,000           4.3%       3.250    2/08/09        10,220      25,898

--------
(1) The per share exercise price of all options granted is the fair market value of the Company's Common Stock on the date of grant. Options have a term of 10 years and become exercisable in five equal installments, each of which vests at the end of each year after the grant date, except for Mr. DeBoer, whose options have a term of two years and became exercisable on October 30, 1999.

(2) The potential realizable value is calculated from the exercise price per share, assuming the market price of the Company's Common Stock appreciates in value at the stated percentage rate from the date of grant to the expiration date. Actual gains, if any, are dependent on the future market price of the Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The following table sets forth certain information regarding option exercises during the year ended December 31, 1999 by the Named Executive Officers, the number of shares covered by both exercisable and unexercisable options as of December 31, 1999 and the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1999:

                                          Number of Securities
                                               Underlying           Value of Unexercised
                     No. of                Unexercised Options      In-the-Money Options
                     Shares                At Fiscal Year End      at Fiscal Year End(/1/)
                    Acquired    Value   ------------------------- -------------------------
Name               on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----               ----------- -------- ----------- ------------- ----------- -------------
Joel P. Moskowitz       --         --        --           --            --           --
David P. Reed         2,500     $6,875    38,400       27,100      $109,249      $42,439
Howard F. George        --         --     21,000        9,000         3,500       14,000
Earl E. Conabee       3,000      8,250     1,600        4,400         1,400        5,600
Donald A. Kenagy        --         --      6,600        9,400        11,400       21,850
Gerhart D. DeBoer       --         --     30,000          --         35,155          --

--------
(1) Based upon the closing price of the Common Stock on December 31, 1999, as reported by the Nasdaq National Market ($4.563 per share).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The following Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The Compensation Committee. Executive compensation decisions are made by the five-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee reviews compensation programs and policies, monitors the performance and compensation of executive officers, and other key employees and makes appropriate recommendations and reports to the Board of Directors. All executive compensation decisions made by the

Compensation Committee are reviewed by the entire Board of Directors, except for decisions regarding awards under the 1994 Stock Incentive Plan, which are administered by the Stock Option Committee.

  Compensation Policies. The Company maintains a compensation program designed to attract and retain highly qualified executives and to motivate management. The Company's compensation philosophy, as reflected in its compensation and benefit arrangements, is that an executive's "at risk" compensation should be tied directly to his or her contribution to the Company's success in achieving performance objectives and that compensation incentives should align executive officers' and shareholders' interests.

  The Company's executive compensation program consists of three main components: (1) base salary, (2) bonus, and (3) long-term incentives in the form of stock options. Bonuses and stock options constitute the "at risk" portion of the compensation program. The compensation of executive officers for 1999 reflected the Compensation Committee's commitment to coordinating pay with Company and individual performance. In establishing specific compensation levels for the executive officers in 1999, the Compensation Committee considered information provided by the Company's Chief Executive Officer, Mr. Joel P. Moskowitz.

  At the present time, none of the compensation payable to the executive officers is subject to limitation under Section 162M of the Internal Revenue Code (which limits the deductibility of compensation of $1 million per executive, per year).

  Salaries. The general policy of the Compensation Committee is to establish executive base salaries that are (i) competitive and consistent with those provided to others holding similar positions in industry, and (ii) consistent with each executive's actual and expected contributions to the Company's short-term and long-term success. The Board of Directors, acting on the Compensation Committee's recommendation, increased Mr. Moskowitz's base salary in 1999. The increase reflected the Compensation Committee's and the Board of Directors' assessment of his performance in light of the Company's performance in the prior fiscal year as compared to its annual budget as approved by the Board of Directors. Salary increases for the other senior executives effected during 1999 were based on similar considerations including individual performance and position tenure.

  Bonus Awards. Bonuses paid to executive officers are based primarily on a targeted percentage of net income before taxes, and in part on discretionary factors determined by the Compensation Committee based on the individual performance of each executive.

  Stock Options. Stock options are periodically granted to executive officers and other key employees under the Company's 1994 Stock Incentive Plan (the "Plan"). The Plan is administered by the Stock Option Committee of the Board of Directors, which consists of the Chief Executive Officer and one other director, neither of whom participates in the Plan. Stock options are viewed as a form of long-term compensation and are intended to enable the Company to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value and should, therefore, inure to the benefit of the stockholders. In determining the size of each stock option grant, the Stock Option Committee evaluates several factors, including primarily the executive's actual and potential contributions to the Company's long-term success, and, to a lesser extent, the amount of options currently held by the executive for whom an option grant is being considered. Stock options are granted at the fair market value of the Company's stock on the date of grant and generally vest over a period of five years.

    Members of the Compensation             Members of the Stock Option
    Committee                               Committee
    ---------------------------             ---------------------------
    Peter Beardmore   Richard A. Alliegro   Joel P. Moskowitz   Peter Beardmore
    Frank Edelstein   Melvin A. Shader
    Milton L. Lohr

                             CERTAIN TRANSACTIONS

  On March 11, 1986, the Company sold 526,316 shares of its Common Stock to Ford Motor Company ("Ford") at a price of $19.00 per share, for a total purchase price of $10,000,000. At the same time, the Company and Ford created a new corporation, Ceradyne Advanced Products, Inc. ("CAPI"), and entered into agreements involving a broad-based technology transfer, licensing and joint development program. Under the agreements, Ford contributed technology and a portfolio of United States and foreign patents relating to technical ceramics to CAPI in exchange for 80% of CAPI's capital stock, and Ceradyne acquired the remaining 20% of CAPI in exchange for $200,000. The technology and patents contributed by Ford were developed in the Ford Research Laboratories over a 15-year period. Under the March 11, 1986 agreements, the Company was granted an option to acquire Ford's 80% interest in CAPI in exchange for an additional 680,983 shares of Ceradyne Common Stock, which the Company exercised effective February 12, 1988. As a result, Ceradyne now owns 100% of CAPI and Ford owns a total of 1,207,299 shares of the Company's Common Stock. The Company and Ford also entered into a joint development agreement which includes a commitment by Ford to contribute up to $5,000,000, on a matching value basis with Ceradyne, for the development by Ceradyne of technical ceramic products oriented towards the automotive market. Through December 31, 1999, Ford has contributed to the Company, on a cost sharing basis, a total of $4.8 million in cash and equipment under this joint development program.

  So long as Ford continues to own 5%, or more, of the Company's outstanding Common Stock, Ceradyne has agreed to use its best efforts to cause one person designated by Ford to be elected a member of the Ceradyne Board of Directors and, under certain circumstances in the event the Company issues additional shares of its Common Stock in a public or private transaction, to permit Ford to purchase, at the same price and terms upon which sold by the Company in such transaction, additional shares of Ceradyne Common Stock to enable Ford to maintain its percentage ownership of the Company.

  In connection with the sale of stock to Ford, Joel P. Moskowitz, Chairman of the Board, Chief Executive Officer and President of the Company, and members of his immediate family agreed to vote shares of the Company's Common Stock owned by them in favor of the election of Ford's nominee to the Board of Directors. However, they may first vote that number of shares that is necessary to assure the election of Joel P. Moskowitz as a director of the Company, and any shares that are not necessary to assure the election of Mr. Moskowitz and a Ford nominee to the Board of Directors may be voted by them without restriction.

                        COMPANY STOCK PERFORMANCE GRAPH

  The following graph denotes a comparison of the cumulative total return to stockholders of the Company, the Nasdaq Stock Market (U.S. Companies), and the Nasdaq stocks (SIC 3200-3299 U.S. Companies, stone, clay, glass and concrete products) from December 31, 1994 to December 31, 1999:

               Comparison of Five Year Cumulative Total Returns
                             Performance Graph for
                                Ceradyne, Inc.





                       [PERFORMANCE GRAPH APPEARS HERE]


                                   LEGEND

CRSP Total Returns
Index for:           12/1994   12/1995   12/1996   12/1997   12/1998   12/1999
------------------   -------   -------   -------   -------   -------   -------
Ceradyne, Inc.         100.0     239.5     315.8     165.8     152.6     192.1
Nasdaq Stock Market
 (US Companies)        100.0     141.3     173.9     213.1     300.4     556.9
NASDAQ Stocks
 (SIC 3200-3299
 US Companies)         100.0     101.9     129.0     129.6     106.3     114.4

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 12/30/94.

                 AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN TO
                   INCREASE THE NUMBER OF AUTHORIZED SHARES

                                 (Proposal 2)

  The Board of Directors has approved, subject to stockholder approval, an amendment to the 1994 Stock Incentive Plan (the "1994 Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 650,000 to 800,000. Presently, there are available for issuance under the 1994 Plan approximately 1,000 shares of Common Stock. The additional 150,000 shares will be reserved for future use by being offered to existing or new directors and employees who meet the qualifications for participation in the Plan. The Board of Directors believes that the proposed amendment to increase the number of shares of Common Stock authorized under the Plan is necessary to continue the effectiveness of the 1994 Plan in achieving the Company's objective to attract and retain the services of qualified persons upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, by providing them with an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

  The following table sets forth information with respect to options granted, under the 1994 Plan, to the persons designated during the year ended December 31, 1999.

                 Name and Position              Dollar Value* Number of Shares
                 -----------------              ------------- ----------------
     Joel P. Moskowitz                                 --              --
      Chairman of Board,
      Chief Executive Officer and President
     David P. Reed                                  $3.39          10,000
      Vice President
     Howard F. George                                  --              --
      Vice President
     Earl E. Conabee                                   --              --
      Vice President
     Donald A. Kenagy                               $3.25           5,000
      Vice President
     Gerhart D. DeBoer                              $3.25           5,000
      Vice President
     All Current Executive Officers as a Group
      (6 persons)                                   $3.32          20,000
     Non-Employee Director Group (7 persons)        $3.32          35,000
     Non-Executive Officer Employee Group (27
      persons)                                      $3.39          76,000

--------
* This figure represents the exercise price of the options, which is equal to the fair market value of the shares of Common Stock at the date of grant of the option. As of May 25, 2000, the market value of the Company's Common Stock as reported by the NASDAQ Stock Market was $8.125 per share.

Vote Required for Approval and Recommendation of Board of Directors

  The affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required to approve the adoption of the amendment to the 1994 Plan, assuming the presence of a quorum.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS
PROPOSAL.

Description of the 1994 Plan

  The following description of the 1994 Plan is qualified in its entirety by reference to the 1994 Plan. A copy of the 1994 Plan will be available at the Annual Meeting and can also be obtained by a shareholder making a written request to the Company's Secretary.

  The 1994 Plan provides that options may be granted to employees, officers and directors (including non-employee officers and directors), consultants and other service providers of the Company and of any present or future subsidiary of the Company. As of May 30, 2000, approximately 350 persons were eligible to participate in the 1994 Plan. Options can be granted for the purchase of up to 800,000 shares of Common Stock, subject to stockholder approval of the Amendment. The 1994 Plan provides for appropriate adjustments in the number and kind of shares subject to the 1994 Plan and to outstanding options in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company. Options may be granted either as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as nonqualified stock options.

  The 1994 Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors, which selects the recipients of options. The Committee also determines the number of shares, the exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each option. The term of options may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price may not be less than 100% of fair market value per share of the Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no restriction as to the maximum number of options that may be granted to any optionee, except that the aggregate fair market value of the Common Stock (determined as of the date of grant) with respect to which incentive stock options granted under the 1994 Plan and any other plan of the Company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

  The option price is payable in full upon exercise, and payment may be made in cash, or in the discretion of the Committee by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), the optionee's promissory note in a form and on terms acceptable to the Committee, the cancellation of indebtedness of the Company to the optionee, the waiver of compensation due or accrued to the optionee for services rendered, a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. ("NASD Dealer") whereby the optionee irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price to the Company, "margin" commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise the option and to pledge the shares purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price to the Company, or by any combination of the foregoing methods of payment.

  Options granted under the 1994 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution.

  The Board of Directors has the right at any time to terminate or amend the 1994 Plan, but no such action may terminate options already granted or otherwise affect the rights of any optionee under an outstanding option without the optionee's consent. Unless sooner terminated by the Board of Directors, the 1994 Plan will terminate on April 11, 2004.

Federal Income Tax Consequences

  The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

  Incentive Stock Options. There is no taxable income to an employee when an incentive stock option is granted to him or when that option is exercised; however, generally the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be included in the optionee's alternative minimum taxable income upon exercise. If stock received on exercise of an incentive option is disposed of in the same year the option was exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includable in alternative minimum taxable income does not exceed the amount realized on the sale or exchange of the stock, less the taxpayer's basis in such stock. Gain realized by an optionee upon sale of stock issued on exercise of an incentive stock option is taxable as long-term capital gain, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year after the date of exercise. In such event the difference between the option exercise price and the fair market value of the shares on the date of the optionee's exercise will be taxed at ordinary income rates, and subject to Section 162(m) of the Code, which limits the deductibility of compensation in excess of $1,000,000 per executive officer, the Company will be entitled to a deduction to the extent the employee must recognize ordinary income.

  Nonqualified Stock Options. The recipient of a nonqualified stock option will not realize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of nonqualified stock options the optionee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. The Company will be required to withhold taxes on the ordinary income realized by an optionee upon exercise of nonqualified stock options in order to be entitled to the tax deduction. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

                                    GENERAL

Independent Accountants

  The Board of Directors has selected Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for the 2000 calendar year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Stockholder Proposals and Advance Notice Procedures

  The federal proxy rules (SEC Rule 14a-8) specify the requirements for inclusion of stockholder proposals in the Company's Proxy Statement for the Annual Meeting of Stockholders. Stockholders who wish to have proposals included in the Company's Proxy Statement for action at the 2001 Annual Meeting must submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement so that they are received by the Secretary no later than February 12, 2001, and must also comply with the other requirements set forth in SEC Rule 14a-8.

  If a stockholder desires to bring business before the meeting which is not the subject of a proposal properly submitted in accordance with SEC Rule 14a-8, the stockholder must follow procedures outlined in the Company's Bylaws. The Bylaws provide that a stockholder entitled to vote at the meeting may make nominations for the election of directors or may propose that other business be brought before the meeting only if (a) such nominations or proposals are included in the Company's Proxy Statement or otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (b) the stockholder has delivered written notice to the Company (containing certain information specified in the Bylaws) not less than 60 days nor more than 90 days prior to the date of the meeting. However, if the Company has given less than 70 days advance notice or public disclosure of the date the meeting is to be held, written notice of a nomination or proposal to be submitted by a stockholder at the meeting will be timely if it has been received by the Company not later than the 10th business day following the date on which notice of the meeting is mailed or the meeting date is otherwise publicly disclosed.

  A copy of the full text of the Bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of the Company.

Expenses of Solicitation

  The cost of soliciting the enclosed form of proxy will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Directors, officers and regular employees of the Company may, without additional compensation, also solicit proxies either personally or by telephone, telegram or special letter.

                                          Howard F. George
                                            Secretary

June 12, 2000

                     [LOGO OF CERADYNE, INC. APPEARS HERE]

                                Ceradyne, Inc.

          This Proxy is Solicited on Behalf of the Board of Directors
               For Annual Meeting of Stockholders July 28, 2000

     The undersigned hereby appoints Joel P. Moskowitz and Howard F. George, and each of them, as Proxies, with full power of substitution, to vote the shares of Ceradyne, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Ceradyne, Inc. to be held at The Radisson Hotel, located at 4545 MacArthur Blvd., Newport Beach,
California 92660, on Friday, July 28, 2000 at 10:00 a.m. local time and at any adjournment thereof.

                                                              [SEE REVERSE SIDE]

                           ___                                                                                             |
A [X] Please mark your    |                                                                                                |
      votes as in this                                                                                                     |________
      example.

                   FOR  WITHHELD    Nominees:                                                             FOR    AGAINST   ABSTAIN
1. Election        [_]     [_]        Joel P. Moskowitz         2. Approve amendment to the Company's     [_]      [_]       [_]
   of Directors.                      Leonard M. Allenstein        1994 Stock Incentive Plan.
                                      Richard A. Alliegro
For, except vote withheld from the    Paul N. Blumberg          3. In their discretion, the Proxies are authorized to vote upon such
following nominee(s):                 Frank Edelstein              other business as may properly come before the meeting.
(Instruction: To withhold authority   Wilford D. Godbold, Jr.
to vote for any individual nominee    Milton L. Lohr               This Proxy confers discretionary authority to cumulate and
write that nominee's name on the                                   distribute votes for any or all of the nominees named above for
space provided below.)                                             which the authority to vote has not been withheld.
___________________________________
                                                                This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted
                                                                FOR the election of directors and FOR Proposal 2.

                                                                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                                                                THE ENCLOSED ENVELOPE.





SIGNATURE ___________________________________ DATE ___________  SIGNATURE ______________________________________ DATE ____________
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
